EXECUTION COPY

March 9, 2010

Linear Gold Corp. Suite 502, 2000 Barrington Street Halifax, Nova Scotia B3J 3K1 Attention: Wade K. Dawe

Dear Wade:

Re:           Proposed Business Combination

Subject to the terms and conditions set forth below, it is proposed that the businesses of Linear Gold Corp. (“Linear”) and Apollo Gold Corporation (“Apollo”) will be combined upon the implementation of a plan of arrangement (the “Arrangement”) pursuant to the provisions of the Canada Business Corporations Act (the “CBCA”) on the basis set out herein; however, the final structure will be determined mutually by Linear and Apollo based on tax, securities and corporate laws and other considerations. The acceptance of this binding letter of intent will be followed by the parties entering into the Definitive Agreement (as hereafter defined).  All documentation shall be in a form and content satisfactory to each of the parties, acting reasonably and in good faith.

1.	Structure of the Arrangement

The completion of the Arrangement will be subject to the approval of the applicable securityholders of Linear and Apollo.  Pursuant to the Arrangement, it is expected that:

(a)	Linear will be amalgamated with a wholly-owned subsidiary of Apollo to be incorporated under the federal laws of Canada (the “Amalgamation”);

(b)	the common shares of Linear (“Linear Shares”) will be exchanged for common shares of Apollo (“Apollo Shares”) on the basis of 5.4742 Apollo Shares for each Linear Share (the “Exchange Ratio”);

(c)
the warrants of Linear (the “Linear Warrants”) will be exchanged for warrants of Apollo (the “Apollo Warrants”) on the basis of the Exchange Ratio and the exercise price of the Linear Warrants will be adjusted as provided for in the certificates representing the Linear Warrants;

(d)
the options of Linear (the “Linear Options”) granted under Linear's Stock Option Plan will be exchanged for options of Apollo (the “Apollo Options”) granted under Apollo's Stock Option Plan on the basis of the Exchange Ratio and the exercise price of the Linear Options will be adjusted on the same basis as the exercise price of the Linear Warrants shall be adjusted as provided for in Section 1(c) hereto, provided that current employees of Linear holding Linear Options whose employment is terminated in connection with the Arrangement shall have their Linear Options exchanged for Apollo Options which shall expire on the earlier of: (i) the current expiry date of the corresponding Linear Options; and (ii) the first anniversary of the date of completion of the Arrangement, regardless of whether such employees are otherwise “eligible persons” under the terms of the Apollo Stock Option Plan or applicable Toronto Stock Exchange (the “TSX”) rules.  In connection with the Arrangement, the number of Apollo Shares reserved for issuance under Apollo’s Stock Option Plan shall be increased to accommodate the grant of the number of Apollo Options required to be granted upon exchange of all outstanding Linear Options;

(e)
Apollo Options held by current directors of Apollo that will not continue to be directors of Apollo upon completion of the Arrangement will be amended to provide that such Apollo Options shall expire on the earlier of: (i) the current expiry date of such Apollo Options; and (ii) the first anniversary of the date of completion of the Arrangement, regardless whether such directors are “eligible persons” under the terms of the Apollo Stock Option Plan or applicable TSX rules; and

(f)
the 62,500,000 Apollo Shares acquired by Linear pursuant to the Private Placement (as hereinafter defined) shall be cancelled without any payment effective as of the date of closing of the Arrangement.

2.	Other Matters

In connection with the completion of the Arrangement:

(a)	the parties will agree on a new name for Apollo; and

(b)
the Board of Directors of Apollo upon closing shall consist of seven (7) directors, including Wade Dawe who will be nominated as the Chairman of the Board of  Directors, four (4) current Apollo board members or Apollo nominees, one (1) Linear nominee and one (1) nominee who shall be a technical person mutually agreed upon by Apollo and Linear.

3.	Private Placement Financing

As promptly as reasonably possible following the execution of this letter of intent, Apollo and Linear will prepare and, subject only to the approval of the TSX and NYSE Amex Exchange (the “AMEX”), enter into customary documents in respect of the private placement by Apollo to Linear of approximately 62,500,000 Apollo Shares at a price of CAD$0.40 per share (the “Private Placement”) for aggregate gross proceeds of CAD$25,000,000 (the “Subscription Funds”).  The Subscription Funds less the amount of Linear’s expenses incurred in connection with the Private Placement as provided in Section 25 of this letter of intent (the “Expenses”) shall be payable upon closing of the Private Placement against delivery of definitive certificates evidencing the Apollo Shares. Closing of the Private Placement shall be subject to the terms and conditions set out in the subscription agreement (the “Subscription Agreement”) to be entered into between the parties, and shall include receipt of:

•
all necessary approvals of the TSX and AMEX to ensure, among other things, that the Apollo Shares issuable upon closing of the Private Placement shall be listed and posted for trading on such exchanges.

•
to the extent not delivered prior to closing of the Private Placement, Apollo shall have delivered (or caused its counsel to have delivered) to Linear customary corporate and securities law opinions in respect of Apollo, as well as title opinions in respect of the Black Fox, Grey Fox and Pike River properties, in each case in form and substance satisfactory to Linear and its counsel, acting reasonably;

•
each of Macquarie Bank Limited and RMB Australia Holdings Limited (collectively, the “Lenders”) shall have entered into a support agreement, in form and substance satisfactory to the Linear, pursuant to which each Lender agrees, among other things, to support and vote in favour of the Arrangement; and

•
each of the Lenders shall have entered into a lock-up agreement, in form and substance satisfactory to Linear, pursuant to which each Lender agrees, among other things, not to, directly or indirectly, exercise or offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of any of the Common Shares or common share purchase warrants of the Company held by them until December 31, 2010.

The Apollo Shares issued pursuant to the Private Placement shall be subject to a restricted period not to exceed four months and one day as set out in National Instrument 45-102 and will be “restricted securities” under United States federal and state securities laws.

The Private Placement shall not be conditional on the completion of the Arrangement.  In the event the Arrangement is not completed for any reason, Apollo covenants to, upon the request of Linear, file a registration statement with the United States Securities and Exchange Commission in respect of the Apollo Shares to register the resale of the Apollo Shares by Linear in the United States.  Such registration statement shall be filed as soon as practicable following the request of Linear and in any event within 60 days of such request.

The Private Placement will close on or about March 10, 2010, subject to the conditions set out therein.

4.	Definitive Agreement

Linear and Apollo shall enter into a definitive arrangement agreement (the “Definitive Agreement”) on or before March 31, 2010 to implement the Arrangement to provide for the business combination of Linear and Apollo, such Definitive Agreement to supersede this letter of intent in its entirety.  All parties will work together to achieve mutually agreeable structuring of the Arrangement before the execution of the Definitive Agreement, having regard to relevant Canadian and U.S. securities and corporate laws and regulatory, stock exchange, tax and economic considerations.  It is intended that the Arrangement will be structured to allow the holders of Linear Shares who are residents of Canada to receive Apollo Shares on a tax-deferred basis for Canadian income tax purposes, to allow holders of Linear Shares who are U.S. taxpayers to receive Apollo Shares on a tax deferred rollover basis for United States tax purposes and to provide that holders of Linear Options whose options are exchanged for Apollo Options are not liable to pay Canadian income taxes in respect of such exchange as a result of the Arrangement.  It is also intended that, assuming the Arrangement is carried out by way of plan of arrangement, the Arrangement will be structured to qualify for the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act of 1933, as amended.

It is intended that the Definitive Agreement shall contain, in addition to the representations, warranties, covenants, conditions and other terms specified herein, customary representations and warranties by each of the parties in favour of the other parties, and such other customary terms, covenants and conditions as would be customary for a transaction of this nature.

5.	Break Fee

If Linear terminates this letter of intent or the Definitive Agreement and abandons the Arrangement prior to closing for any reason (other than as a result of the failure of a condition to Linear's obligation to close contained in this letter of intent or the Definitive Agreement not being satisfied, other than the failure to obtain the approval of its shareholders of the Arrangement in the required majority), Linear shall pay to Apollo an amount equal to CAD$4,000,000 (the “Linear Break Fee”).

If Apollo terminates this letter of intent or the Definitive Agreement and abandons the Arrangement prior to closing for any reason (other than as a result of the failure of a condition to Apollo's obligation to close contained in this letter of intent or the Definitive Agreement not being satisfied, other than the failure to obtain the approval of its shareholders of the Arrangement in the required majority), Apollo shall pay to Linear an amount equal to CAD$4,000,000 (the “Apollo Break Fee”).

6.	Management

Management terminations, buyouts and severance payments will be effected by Linear and paid out to Linear management and staff on closing of the Arrangement in accordance with management contracts and common law amounts and are expected to total approximately CAD$3,400,000.

7.	Director and Officer Insurance

Prior to the completion of the Arrangement, Apollo shall purchase and maintain director and officer liability “run-off” insurance for the benefit of the former directors and officers of Linear for a period of not less than six (6) years following the completion of the Arrangement, with coverage of not less than CAD$10,000,000, with respect to claims arising from facts or events that occurred on or before the closing of the Arrangement, including with respect to the Arrangement.  Such insurance shall be at all times no less favourable than any insurance coverage Apollo purchases and maintains for the benefit of its then current directors and officers from time to time and Apollo covenants and agrees to maintain such policy in full force and effect and not to take any action to diminish the scope and extent of such insurance coverage for and throughout such period. The former officers and directors of Linear shall be indemnified by Apollo and Linear in accordance with the terms of the by-laws of Linear as currently constituted, in addition to the terms of any indemnity agreements entered into between Linear and such officers and directors, the terms of which agreements shall be binding upon Apollo.

8.	Support Agreements

(a)
Linear Support Agreements:  It will be a condition to Apollo entering into the Definitive Agreement that all directors and officers of Linear enter into support agreements (the “Linear Support Agreements”) under which they agree to vote in favour of the Arrangement all of the Linear Shares currently owned or controlled by them, being an aggregate of 3,415,887 Linear Shares representing, in aggregate, approximately 6.21% of the outstanding Linear Shares (calculated on a fully-diluted basis).

The Linear Support Agreements will include the typical covenants, including, but not limited to, covenants that the subject shareholders will:

(i)
immediately cease and terminate existing discussions, if any, with any person with respect to any potential direct or indirect acquisition of, or any other business combination involving, Linear or any material part of its assets (a “Linear Proposal”) and will not, directly or indirectly, make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any person, other than Apollo or its affiliates, relating to any Linear Proposal or participate in, any discussions or negotiations regarding any information with respect to any Linear Proposal;

(ii)
not sell, transfer or encumber in any way any of the subject shareholder's Linear Shares or securities convertible into such Linear Shares or restrict such shareholder's right to vote any of its Linear Shares, other than pursuant to the Arrangement;

(iii)
not, prior to the public announcement by Apollo of the terms of the Arrangement, directly or indirectly, disclose to any person, the existence or the terms and conditions of the Linear Support Agreement, the Arrangement or the possibility of the Arrangement being made;

(iv)	take such steps as are required to ensure that the subject shareholder has beneficial ownership, with good and marketable title, to such shareholder's Linear Shares;

(v)
not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the subject shareholder's Linear Shares pursuant to the applicable Linear Support Agreement by the sale of any direct or indirect holding company or the granting of a proxy on the shares of any direct or indirect holding company and which would have, indirectly, any effect prohibited by the Linear Support Agreement; and

(vi)	vote all the subject shareholder's Linear Shares against any proposed action, other than in connection with the Arrangement:

in respect of any amalgamation, merger, sale of Linear's or its affiliates' or associates' assets, take-over bid, plan of arrangement, reorganization, recapitalization, shareholder rights plan, liquidation or winding-up of, reverse take-over or other business combination or similar transaction involving Linear or any of its subsidiaries,

A.	which would reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Arrangement or an alternative transaction, or

B.	which would reasonably be expected to result in a Material Adverse Effect on Linear.

“Material Adverse Effect” when used in connection with an entity means any change (including a decision to implement such a change made by the board of directors or by senior management who believe that confirmation of the decision by the board of directors is probable), event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, ownership, financial condition or results of operations of such entity and its parent (if applicable) or subsidiaries, taken as a whole;

Linear agrees to use its reasonable best efforts to cause significant institutional shareholders of Linear to enter into a Linear Support Agreement.

(b)
Apollo Support Agreements: It will be a condition to Linear entering into the Definitive Agreement that all directors and officers of Apollo enter into support agreements (the “Apollo Support Agreements”) under which they agree to vote in favour of the Arrangement all of the Apollo Shares currently owned or controlled by them being an aggregate of 3,736,273 Apollo Shares representing, in aggregate, approximately 1% of the outstanding Apollo Shares (calculated on a fully-diluted basis)

The Apollo Support Agreements will include the typical covenants, including, but not limited to, covenants that the subject shareholders will:

(i)
immediately cease and terminate existing discussions, if any, with any person with respect to any potential direct or indirect acquisition of, or any other business combination involving, Apollo or any material part of its assets (an “Apollo Proposal”) and will not, directly or indirectly, make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any person, other than Linear or its affiliates, relating to any Apollo Proposal or participate in, any discussions or negotiations regarding any information with respect to any Apollo Proposal;

(ii)
not sell, transfer or encumber in any way any of the subject shareholder's Apollo Shares or securities convertible into such Apollo Shares or restrict such shareholder's right to vote any of its Apollo Shares, other than pursuant to the Arrangement;

(iii)
not, prior to the public announcement by Apollo of the terms of the Arrangement, directly or indirectly, disclose to any person, the existence or the terms and conditions of the Apollo Support Agreements, the Arrangement or the possibility of the Arrangement being made;

(iv)	take such steps are required to ensure that the subject shareholder has beneficial ownership, with good and marketable title, to such shareholder's Apollo Shares;

(v)
not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the subject shareholder's Apollo Shares pursuant to the applicable Apollo Support Agreement by the sale of any direct or indirect holding company or the granting of a proxy on the shares of any direct or indirect holding company and which would have, indirectly, any effect prohibited by the Apollo Support Agreement; and

(vi)	vote all the subject shareholder's Apollo Shares against any proposed action, other than in connection with the Arrangement in respect of any amalgamation, merger, sale of Apollo's or its affiliates' or associates' assets, take-over bid, plan of arrangement, reorganization, recapitalization, shareholder rights plan, liquidation or winding-up of, reverse take-over or other business combination or similar transaction involving Apollo or any of its subsidiaries,

A.	which would reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Arrangement or an alternative transaction, or

B.	which would reasonably be expected to result in an Apollo Material Adverse Effect.

Apollo agrees to use its reasonable best efforts to cause significant institutional shareholders of Apollo to enter into an Apollo Support Agreement.

9.	Securityholder Approvals

The parties will prepare a joint information circular – proxy statement (the “Information Circular”) to be mailed to applicable securityholders of Linear and Apollo for the purpose of their respective securityholder meetings to be called to consider the Arrangement and related matters. Each of the parties shall provide the others with all information with respect to itself as may be required for inclusion in the Information Circular and the Definitive Agreement will provide that they will indemnify the other parties for any misrepresentation contained in such information.

10.	Cooperation

Each of the parties intends to do all acts and things and take all steps required to complete the Private Placement and the Arrangement.  Without limiting the generality of the foregoing, each of the parties covenants and agrees to use its reasonable commercial efforts within its power to cause to be fulfilled the conditions precedent to the other party's obligations to complete the Private Placement and the Arrangement and to not take any action that would cause such conditions not to be fulfilled.  Further, and without restricting the generality of the foregoing, each party intends to cooperate with the other parties and their tax advisors in structuring the Arrangement in a tax effective manner, and assist the other parties and their tax advisors in making such investigations and inquiries with respect to such party in that regard, as the other parties and their tax advisors shall consider necessary, acting reasonably, provided that such party shall not be obligated to consent or agree to any structuring that has the effect of reducing the consideration to be received under the Arrangement by any of its securityholders.

The parties intend to use their reasonable commercial efforts to cause the effective date (the “Effective Date”) of the completion of the Arrangement to occur on or prior to July 2, 2010 and to cause the mailing of the Information Circular to the applicable securityholders of Linear and Apollo to occur as soon as reasonably practicable following the execution of the Definitive Agreement and in any event by June 3, 2010.

11.	Board Authorization

(a)	The Board of Directors of Linear has approved this letter of intent and the completion of the Private Placement and Arrangement on the terms set forth in this letter of intent.

(b)	The Board of Directors of Apollo has approved this letter of intent and the completion of the Private Placement and Arrangement on the terms set forth in this letter of intent.

12.	Linear Conditions

Linear's obligation to proceed with the Arrangement is subject to the following conditions (each of which may be waived at the sole discretion of Linear), in addition to such other conditions as shall be included in the Definitive Agreement:

(a)
Representations and Warranties:  The representations and warranties made by Apollo in this letter of intent shall be materially true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by this letter of intent or the Definitive Agreement), and Apollo shall have provided to Linear a certificate of two senior officers certifying such accuracy on the Effective Date.

(b)
Covenants:  Apollo shall have complied in all material respects with its covenants herein and Apollo shall have provided to Linear a certificate of two senior officers certifying compliance with such covenants on the Effective Date.

(c)
No Material Adverse Change:   No material adverse change shall have occurred in the affairs, operations or business of Apollo and its subsidiaries, taken as a whole, from and after the date hereof and prior to the Effective Date, and no material adverse change in the financial condition of Apollo and its subsidiaries, taken as a whole, shall have occurred prior to the date hereof or shall occur from and after the date hereof and prior to the Effective Date from that reflected in the audited consolidated financial statements of Apollo as at and for the fiscal year ending December 31, 2008, or in the unaudited financial statements of Apollo as at and for the nine months ending September 30, 2009 (other than a material adverse change resulting from: (i) conditions affecting the gold  industry generally in jurisdictions in which they carry on business, including changes in prices or taxes; (ii) general or economic, financial, currency, exchange, securities or commodities market conditions; or (iii) any matter permitted by this letter of intent or the Definitive Agreement, or consented to by Linear including, without limitation, the public announcement of the Private Placement and Arrangement).

(d)
No Actions:  No act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any domestic or foreign court, tribunal or governmental agency or other regulatory or administrative agency or commission (a “Governmental Authority”) by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law and no law, regulation, policy, judgments, decision, order, ruling or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated, amended or applied, in either case has had or, if the Arrangement was consummated, would result in a material adverse change within the meaning of paragraph 12(c), in the affairs, operations or business of Apollo or would have a material adverse effect on the ability of the parties to complete the Arrangement.

(e)	No Material Breach: Apollo shall not be in material breach of its obligations under this letter of intent.

(f)	Approvals: Linear and Apollo shall obtain, on terms and conditions satisfactory to Linear, acting reasonably, the following:

(i)
the approval of the securityholders of Linear and Apollo required for the Arrangement pursuant to applicable corporate law, the constating documents of Linear and Apollo, as applicable, and as required by the Superior Court of Justice of Ontario (the “Court”) and other matters relating to the Arrangement;

(ii)
all applicable regulatory approvals, orders, notices and consents (including, without limitation, under the Competition Act (Canada) and those of the Toronto Stock Exchange or other securities regulator authorities), and all applicable statutory or regulatory waiting periods shall have expired or been terminated;

(iii)	receipt of final order of Court approving the Arrangement; and

(iv)
all consents, waivers, permissions and approvals necessary to complete the Arrangement by or from relevant third parties, on terms and conditions satisfactory to Linear , including the approval or consent of Linear's and Apollo's bankers and creditors, as required, except where the failure to obtain such approval or consent would not have a material adverse effect on the business or operations of Linear or Apollo, as applicable

(collectively, the “Third Party Approvals”).

(g)
Dissents:  If dissent rights are granted to securityholders by the Court in connection with the Arrangement, holders of not more than 5% of the issued and outstanding Linear Shares and holders of not more than 5% of the issued and outstanding Apollo Shares shall have exercised rights of dissent in relation to the Arrangement.

13.	Apollo Conditions

Apollo's obligation to proceed with the Arrangement is subject to the following conditions (each of which may be waived at the sole discretion of Apollo):

(a)
Representations and Warranties:  The representations and warranties made by Linear in this letter of intent shall be materially true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by this letter of intent or the Definitive Agreement), and Linear shall have provided to Apollo a certificate of two senior officers certifying such accuracy on the Effective Date.

(b)
Covenants:  Linear shall have complied in all material respects with its covenants herein and Linear shall have provided to Apollo a certificate of two senior officers certifying compliance with such covenants on the Effective Date.

(c)
No Material Adverse Change:   No material adverse change shall have occurred in the affairs, operations or business of Linear and its subsidiaries, taken as a whole, from and after the date hereof and prior to the Effective Date, and no material adverse change in the financial condition of Linear and its subsidiaries, taken as a whole, shall have occurred prior to the date hereof or shall occur from and after the date hereof and prior to the Effective Date from that reflected in the audited consolidated financial statements of Linear as at and for the fiscal year ending March 31, 2009 or in the unaudited financial statements of Linear as at and for the nine months ending December 31, 2009 (other than a material adverse change resulting from: (i) conditions affecting the gold industry generally in jurisdictions in which they carry on business, including changes in prices or taxes; (ii) general or economic, financial, currency, exchange, securities or commodities market conditions; or (iii) any matter permitted by this letter of intent or the Definitive Agreement, or consented to by Apollo including, without limitation, the public announcement of the Private Placement and Arrangement); or (iv) Linear’s obligations under an agreement between Linear and Yantai Jinyan Mining Machinery Co. Ltd.

(d)
No Actions:  No act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any Governmental Authority by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law and no law, regulation, policy, judgments, decision, order, ruling or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated, amended or applied, in either case has had or, if the Arrangement was consummated, would result in a material adverse change within the meaning of paragraph 13(c), in the affairs, operations or business of Linear or would have a material adverse effect on the ability of the parties to complete the Arrangement.

(e)	No Material Breach: Linear shall not be in material breach of its obligations under this letter of intent.

(f)
Approvals:  Apollo and Linear shall obtain all consents, waivers, permissions and approvals necessary to complete the Arrangement by or from relevant third parties, on terms and conditions satisfactory to Apollo, acting reasonably, including without limitation, the Third Party Approvals.

(g)
Dissents:  If dissent rights are granted to securityholders by the Court in connection with the Arrangement, holders of not more than 5% of the issued and outstanding Linear Shares and holders of not more than 5% of the issued and outstanding Apollo Shares shall have exercised rights of dissent in relation to the Arrangement.

14.	Linear Representations and Warranties

Linear represents and warrants to and in favour of Apollo and acknowledges that Apollo is relying upon such representations and warranties in connection with the matters contemplated by this letter of intent:

(a)
Linear and each of the Linear Subsidiaries (as defined below) is a corporation duly incorporated, continued or amalgamated and validly existing under the laws of the jurisdiction in which it was incorporated, continued or amalgamated, as the case may be, has all requisite corporate power and authority and is duly qualified and holds all necessary material permits, licences and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up, and Linear has all requisite power and authority to enter into this letter of intent and to carry out its obligations hereunder and thereunder;

(b)
Linear has no subsidiaries other than the following (the “Linear Subsidiaries” and each an “Linear Subsidiary”) nor any investment or proposed investment in any person which, for the financial year ended March 31, 2009 accounted for more than five percent of the consolidated assets or consolidated revenues of Linear or would otherwise be material to the business and affairs of Linear on a consolidated basis:

Linear Subsidiaries	Corporate Jurisdiction	Percentage Ownership

Linear Gold Caribe, S.A.	Panama	100%
Linear Gold Holdings Corp.	Canada	100%
Linear Gold Mexico, S.A. de C.V.	Mexico	100%
Linear Gold Mineracao Ltda.	Brazil	100%
Servicios Ixhuatán, S.A. de C.V.	Mexico	100%
7153945 Canada Inc.	Canada	100%

(c)
Linear owns, directly or indirectly, the percentage of issued and outstanding shares of each of the Linear Subsidiaries set out above, all of the issued and outstanding shares of the Linear Subsidiaries are issued as fully paid and non-assessable shares, in each case, other than as disclosed in the Linear Disclosure Documents, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever and no person, firm or corporation has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement, for the purchase from Linear or any of the Linear Subsidiaries of any interest in any of the shares in the capital of any of the Linear Subsidiaries.  For the purpose of this letter of intent, “Linear Disclosure Documents” shall mean all publicly available press releases, material change reports, annual information forms, information circulars, financial statements and other documents that have been disclosed by the Linear to the public and filed pursuant to applicable securities laws or otherwise posted on SEDAR after January 1, 2009;

(d)
other than as disclosed in the Linear Disclosure Documents, Linear and each of the Linear Subsidiaries holds all requisite licences, registrations, qualifications, permits and consents necessary or appropriate for carrying on its business as currently carried on and all such licences, registrations, qualifications, permits and consents are valid and subsisting and in good standing in all material respects except where the failure to hold such licences, registrations, qualifications, permits and consents would not have a Material Adverse Effect on Linear or any Linear Subsidiary.  In particular, without limiting the generality of the foregoing, neither Linear nor any of the Linear Subsidiaries has received any notice of proceedings relating to the revocation or adverse modification of any material mining or exploration permit or licence, nor have any of them received notice of the revocation or cancellation of, or any intention to revoke or cancel, any mining claims, groups of claims, exploration rights, concessions or leases with respect to any of the resource properties described in the Linear Disclosure Documents where such revocation or cancellation would have a Material Adverse Effect on Linear or any Linear Subsidiary;

(e)
except as disclosed in the Linear Disclosure Documents, (A) Linear and the Linear Subsidiaries are the absolute legal and beneficial owners of, and have good and marketable title to, all of the material property or assets thereof as described in the Linear Disclosure Documents, and no other Mining Rights (as hereinafter defined) are necessary for the conduct of the business of Linear or any Linear Subsidiary as currently conducted, (B) none of Linear or any Linear Subsidiary knows of any claim or the basis for any claim that might or could materially and adversely affect the right thereof to use, transfer or otherwise exploit such Mining Rights and (C) none of Linear or any Linear Subsidiary has any responsibility or obligation to pay any material commission, royalty, licence fee or similar payment to any person with respect to the Mining Rights thereof;

(f)
Linear and the Linear Subsidiaries hold either freehold title, mining leases, mining concessions, mining claims or participating interests or other conventional property or proprietary interests or rights, recognized in the jurisdiction in which a particular property is located (collectively, “Mining Rights”), in respect of the ore bodies and minerals located in properties in which Linear and the Linear Subsidiaries have an interest as described in the Linear Disclosure Documents under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit Linear or the applicable Linear Subsidiary to explore the minerals relating thereto; all property, leases or claims in which Linear or any Linear Subsidiary has an interest or right have been validly located and recorded in accordance in all material respects with all applicable laws and are valid and subsisting except where the failure to be so would not have a Material Adverse Effect on Linear or any Linear Subsidiary; Linear and the Linear Subsidiaries have all necessary surface rights, access rights and other necessary rights and interests relating to the properties in which Linear and the Linear Subsidiaries have an interest as described in the Linear Disclosure Documents granting Linear or the applicable Linear Subsidiary the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interest therein of Linear or the applicable Linear Subsidiary, with only such exceptions as do not interfere with the use made by Linear or the applicable Linear Subsidiary of the rights or interest so held; and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of Linear or a Linear Subsidiary except where the failure to be so would not have a Material Adverse Effect on Linear or any Linear Subsidiary. The Mining Rights in respect of Linear’s properties, as disclosed in the Linear Disclosure Documents, constitute a description of all material Mining Rights held by Linear and the Linear Subsidiaries;

(g)
Linear has made available to the respective authors thereof, prior to the issuance of the technical reports in respect of each of the Box mine and the Athona deposit for the purpose of preparing such technical reports, all information requested, and to the knowledge and belief of Linear, no such information contains any material misrepresentation. Linear does not have any knowledge of a material adverse change in any production, cost, price, reserves or other relevant information provided since the dates that such information was so provided;

(h)
to the best of the knowledge of Linear, the technical reports in respect of the Box mine and the Athona deposit, as supplemented by the disclosure in respect of such properties in the Linear Disclosure Documents, accurately and completely set forth all material facts relating to the properties that are subject thereto. Since the date of preparation of each of the technical reports in respect of the Box mine and the Athona deposit, respectively, there has been no change of which Linear is aware that would disaffirm any aspect of such reports in any material respect, other than a contemplated increase in capital expenditures;

(i)
the execution and delivery of this letter of intent, the performance by Linear of its obligations hereunder and the consummation of the transactions contemplated in this letter of intent, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (A) any statute, rule or regulation applicable to Linear including, without limitation, applicable securities laws and the policies, rules and regulations of the TSX; (B) the constating documents, by-laws or resolutions of Linear which are in effect at the date hereof; (C) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which Linear is a party or by which it is bound; or (D) any judgment, decree or order binding Linear, any Linear Subsidiary or the property or assets thereof;

(j)
Linear is in compliance in all material respects with its timely and continuous disclosure obligations under the Securities Laws and the rules and regulations of the TSX and, without limiting the generality of the foregoing, there has not occurred any material adverse change, financial or otherwise, in the assets, liabilities (contingent or otherwise), business, financial condition, capital or prospects of Linear and the Linear Subsidiaries (taken as a whole) since December 31, 2009, which has not been publicly disclosed on a non-confidential basis and all the statements set forth in the Linear Disclosure Documents were true, correct and complete in all material respects and did not contain any misrepresentation as of the date of such statements and Linear has not filed any confidential material change reports since the date of such statements which remains confidential as at the date hereof;

(k)	except as disclosed in the Linear Disclosure Documents, neither Linear nor any Linear Subsidiary has approved, or has entered into any agreement in respect of, or has any knowledge of:

(A)
the purchase of any material property or assets or any interest therein, other than the purchase of the residual 16.875% participating interest in the Crackingstone Joint Venture for $50,000, or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by Linear or any Linear Subsidiary whether by asset sale, transfer of shares or otherwise;

(B)
the change in control (by sale, transfer or other disposition of shares or sale, transfer, lease or other disposition of all or substantially all of the property and assets of Linear) of Linear or any Linear Subsidiary; or

(C)	a proposed or planned disposition of shares by any shareholder who owns, directly or indirectly, 10% or more of the outstanding shares of Linear or any Linear Subsidiary;

(l)
the audited consolidated financial statements of Linear as at and for the year ended March 31, 2009 (the “Linear Audited Financial Statements”) and consolidated comparative financial statements for the nine months ended December 31, 2009 have been prepared in accordance with generally accepted accounting principles in Canada and present fully, fairly and correctly in all material respects, the consolidated financial condition of Linear as at the date thereof and the results of the operations and the changes in the financial position of Linear for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of Linear and except as disclosed in the Linear Disclosure Documents, there has been no change in accounting policies or practices of Linear since December 31, 2009;

(m)
all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, “Taxes”) due and payable by Linear and the Linear Subsidiaries have been paid, except where the failure to pay such taxes would not constitute an adverse material fact in respect of Linear or any Linear Subsidiary or have a Material Adverse Effect on Linear or any Linear Subsidiary.  All tax returns, declarations, remittances and filings required to be filed by Linear and the Linear Subsidiaries have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading, except where the failure to file such documents would not constitute an adverse material fact in respect of Linear or have a Material Adverse Effect on Linear or any Linear Subsidiary.  To the best of the knowledge of Linear, no examination of any tax return of Linear or any Linear Subsidiary is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by Linear or any Linear Subsidiary, in any case, except where such examinations, issues or disputes would not constitute an adverse material fact in respect of Linear or have a Material Adverse Effect on Linear or any Linear Subsidiary;

(n)
Linear’s auditors who audited the Linear Audited Financial Statements and who provided their audit report thereon are independent public accountants as required under applicable securities laws and there has never been a reportable event (within the meaning of National Instrument 51-102 Continuous Disclosure Obligations) between Linear and Linear’s auditors or, to the knowledge of Linear, any former auditors of Linear;

(o)
other than: (i) 8,177,764 Linear Shares issuable pursuant to outstanding stock options of Linear; and (ii) 2,770,000 Linear Shares issuable pursuant to outstanding common share purchase warrants of Linear; no person, firm or corporation has or will have at the Effective Date any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option, for the purchase of any unissued shares or securities of Linear or of any of the Linear Subsidiaries;

(p)	to Linear’s knowledge, there is no agreement in force or effect which in any manner affects or will affect the voting or control of any of the securities of Linear or of the Linear Subsidiaries;

(q)
except as disclosed in the Linear Disclosure Documents, none of the officers or employees of Linear or of any Linear Subsidiary, any person who owns, directly or indirectly, more than 10% of any class of securities of Linear or securities of any person exchangeable for more than 10% of any class of securities of Linear, or any associate or affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any transaction or any proposed transaction (including, without limitation, any loan made to or by any such person) with Linear or any of the Linear Subsidiaries which, as the case may be, materially affects, is material to or will materially affect Linear on a consolidated basis;

(r)
except as disclosed in the Linear Disclosure Documents, no legal or governmental proceedings or inquiries are pending to which Linear or any Linear Subsidiary is a party or to which its property is subject that would result in the revocation or modification of any material certificate, authority, permit or license necessary to conduct the business now owned or operated by Linear and the Linear Subsidiaries which, if the subject of an unfavourable decision, ruling or finding would have a Material Adverse Effect on Linear or any Linear Subsidiary and, to the knowledge of Linear, no such legal or governmental proceedings or inquiries have been threatened against or are contemplated with respect to Linear or with respect to its properties;

(s)
except as disclosed in the Linear Disclosure Documents, there are no actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding, pending or, to the best of Linear’s knowledge, threatened against or affecting Linear, the Linear Subsidiaries, or their respective directors, officers or employees, at law or in equity or before or by any commission, board, bureau or agency of any kind whatsoever and, to the best of Linear’s knowledge, there is no basis therefor and neither Linear nor any Linear Subsidiary is subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any governmental authority, which, either separately or in the aggregate, may have a Material Adverse Effect on Linear or any Linear Subsidiary or that would adversely affect the ability of Linear to perform its obligations under this letter of intent;

(t)
none of Linear nor any of the Linear Subsidiaries is in violation of its constating documents or in default of the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound;

(u)
Linear and each of the Linear Subsidiaries owns or has the right to use under licence, sub-licence or otherwise all material intellectual property used by Linear and the Linear Subsidiaries in its business, including copyrights, industrial designs, trade marks, trade secrets, know how and proprietary rights, free and clear of any and all encumbrances;

(v)
except as disclosed in the Linear Disclosure Documents, any and all of the agreements and other documents and instruments pursuant to which Linear and the Linear Subsidiaries hold the property and assets thereof (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof, neither Linear nor any Linear Subsidiary is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all material leases, licences and other agreements pursuant to which Linear or any Linear Subsidiary derives the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, licence or agreement.  None of the properties (or any interest in, or right to earn an interest in, any property) of Linear or any Linear Subsidiary is subject to any right of first refusal or purchase or acquisition right which is not disclosed in the Linear Disclosure Documents;

(w)
this letter of intent has been duly authorized and executed and delivered by Linear and constitutes a valid and binding obligation of Linear and each shall be enforceable against Linear in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

(x)
the authorized capital of Linear consists of an unlimited number of Linear Shares, of which, as at the close of business on March 5, 2010, 44,222,573 Linear Shares were issued and outstanding as fully paid and non-assessable shares of Linear;

(y)	other than as set out in the Linear Disclosure Documents, neither Linear nor any of the Linear Subsidiaries has made any loans to or guaranteed the obligations of any person;

(z)
with respect to each premises of Linear or the Linear Subsidiaries which is material to Linear and the Linear Subsidiaries on a consolidated basis and which Linear or any of the Linear Subsidiaries occupies as tenant (the “Linear Leased Premises”), Linear or such Linear Subsidiary occupies the Linear Leased Premises and has the exclusive right to occupy and use the Linear Leased Premises and each of the leases pursuant to which Linear and/or the Linear Subsidiaries occupies the Linear Leased Premises is in good standing and in full force and effect;

(aa)
the assets of Linear and the Linear Subsidiaries and their business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and Linear has not failed to promptly give any notice of any material claim thereunder;

(bb)
Linear and each of the Linear Subsidiaries is in compliance with all laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where non-compliance with such laws could not reasonably be expected to have a Material Adverse Effect on Linear or any Linear Subsidiary, and has not and is not engaged in any unfair labour practice;

(cc)
there has not been in the last two years and there is not currently any labour disruption, grievance, arbitration proceeding or other conflict which could reasonably be expected to have a Material Adverse Effect on Linear’s or any of the Linear Subsidiaries’ business, taken as a whole, and Linear and each of the Linear Subsidiaries is in compliance with all provisions of all federal, provincial, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where non-compliance with any such provisions would not have a Material Adverse Effect on Linear or any of the Linear Subsidiaries;

(dd)
no union has been accredited or otherwise designated to represent any employees of Linear or any of the Linear Subsidiaries and, to the knowledge of Linear, no accreditation request or other representation question is pending with respect to the employees of Linear or any of the Linear Subsidiaries and no collective agreement or collective bargaining agreement or modification thereof has expired or is in effect in any of Linear’s facilities and none is currently being negotiated by Linear or any Linear Subsidiary;

(ee)
the Linear Disclosure Documents disclose, to the extent required by applicable Securities Laws, each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by Linear for the benefit of any current or former director, officer, employee or consultant of Linear (the “Linear Employee Plans”), each of which has been maintained in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Linear Employee Plans;

(ff)
Linear maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, and (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles and to maintain accountability for assets;

(gg)
except as disclosed in the Linear Disclosure Documents, none of the directors, officers or employees of Linear or any associate or affiliate of any of the foregoing had or has any material interest, direct or indirect, in any material transaction or any proposed material transaction with Linear or its Linear Subsidiaries which materially affects, is material to or will materially affect Linear or any Linear Subsidiary;

(hh)
the minute books and records of Linear and the Linear Subsidiaries made available to Apollo and its counsel in connection with their due diligence investigation of Linear for the periods from January, 2007 to the date hereof are all of the minute books and records of Linear and the Linear Subsidiaries and contain copies of all material proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of Linear and the Linear Subsidiaries to the date of review of such corporate records and minute books and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of Linear or any of its Linear Subsidiaries to the date hereof not reflected in such minute books and other records;

(ii)
neither Linear  nor any of its Linear Subsidiaries has been in violation of, in connection with the ownership, use, maintenance or operation of its property and assets, including the Linear Leased Premises, any applicable federal, provincial, state, municipal or local laws, by-laws, regulations, orders, policies, permits, licences, certificates or approvals having the force of law, domestic or foreign, relating to environmental, health or safety matters (collectively the “Environmental Laws”) which would have a Material Adverse Effect on Linear or any of its Linear Subsidiaries;

(jj)
without limiting the generality of the immediately preceding paragraph, Linear and each of its Linear Subsidiaries do not have any knowledge of, and have not received any notice of, any material claim, judicial or administrative proceeding, pending or threatened against, or which may affect, either Linear or any Linear Subsidiary or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws, Linear is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding and neither Linear, nor any Linear Subsidiary nor any of the property, assets or operations thereof is the subject of any investigation, evaluation, audit or review by any governmental authority to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any contaminant into the environment, except for compliance investigations conducted in the normal course by any governmental authority, in each case which could reasonably be expected to have a Material Adverse Effect on Linear or any of its Linear Subsidiaries;

(kk)
there are no orders, rulings or directives issued, pending or, to the best of Linear’s knowledge reasonably held, being based on due direction and enquiry of its personnel and advisors, threatened against Linear or any of its Linear Subsidiaries under or pursuant to any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to the property or assets of Linear or any of its Linear Subsidiaries (including the Linear Leased Premises) which would have a Material Adverse Effect on Linear or any of its Linear Subsidiaries;

(ll)
Linear and the Linear Subsidiaries are not subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment (except for those derived from normal exploration activities) or non-compliance with Environmental Laws which could reasonably be expected to have a Material Adverse Effect on Linear or any of the Linear Subsidiaries;

(mm)
all information which has been prepared by Linear and the Linear Subsidiaries relating to Linear and the Linear Subsidiaries and the business, property and liabilities thereof and either publicly disclosed, provided or made available to Apollo, including all financial, marketing, sales and operational information provided to Apollo is, as of the date of such information, true and correct in all material respects, taken as a whole, and no fact or facts have been omitted therefrom which would make such information materially misleading; and

(nn)
Linear is not aware of any circumstances presently existing under which liability is or could reasonably be expected to be incurred under Part XXIII – Civil Liability for Secondary Market Disclosure of the Securities Act (Ontario).

15.	Apollo Representations and Warranties

Apollo represents and warrants to and in favour of Linear and acknowledges that Linear is relying upon such representations and warranties in connection with the matters contemplated by this letter of intent:

(a)
Apollo and each of the Apollo Subsidiaries (as defined below) is a corporation duly incorporated, continued or amalgamated and validly existing under the laws of the jurisdiction in which it was incorporated, continued or amalgamated, as the case may be, has all requisite corporate power and authority and is duly qualified and holds all necessary material permits, licences and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up, and Apollo has all requisite power and authority to enter into this letter of intent and to carry out its obligations hereunder and thereunder;

(b)
Apollo has no subsidiaries other than the following (the “Apollo Subsidiaries” and each an “Apollo Subsidiary”) nor any investment or proposed investment in any person which, for the financial year ended December 31, 2009 accounted for more than five percent of the consolidated assets or consolidated revenues of Apollo or would otherwise be material to the business and affairs of Apollo on a consolidated basis:

Apollo Subsidiaries	Corporate Jurisdiction	Percentage Ownership

Apollo Gold, Inc.	Delaware	100%
Mine Development Finance, Inc.	Delaware	100%
Minera Sol de ORO S.A. de C.V.	Mexico	100%
Minas de Argonautas S de R.L. de C.V.	Mexico	100%

(c)
Apollo owns, directly or indirectly, the percentage of issued and outstanding shares of each of the Apollo Subsidiaries set out above, all of the issued and outstanding shares of the Apollo Subsidiaries are issued as fully paid and non-assessable shares, in each case, other than as disclosed in the Apollo Disclosure Documents (as hereinafter defined), free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever and no person, firm or corporation has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement, for the purchase from Apollo or any of the Apollo Subsidiaries of any interest in any of the shares in the capital of any of the Apollo Subsidiaries.  For the purpose of this letter of intent, “Apollo Disclosure Documents” shall mean all publicly available press releases, material change reports, annual information forms, information circulars, financial statements and other documents that have been disclosed by the Apollo to the public and filed pursuant to applicable securities laws or otherwise posted on SEDAR after January 1, 2009;

(d)
other than as disclosed in the Apollo Disclosure Documents, Apollo and each of the Apollo Subsidiaries holds all requisite licences, registrations, qualifications, permits and consents necessary or appropriate for carrying on its business as currently carried on and all such licences, registrations, qualifications, permits and consents are valid and subsisting and in good standing in all material respects except where the failure to hold such licences, registrations, qualifications, permits and consents would not have a Material Adverse Effect on Apollo or any Apollo Subsidiary.  In particular, without limiting the generality of the foregoing, neither Apollo nor any of the Apollo Subsidiaries has received any notice of proceedings relating to the revocation or adverse modification of any material mining or exploration permit or licence, nor have any of them received notice of the revocation or cancellation of, or any intention to revoke or cancel, any mining claims, groups of claims, exploration rights, concessions or leases with respect to any of the resource properties described in the Apollo Disclosure Documents where such revocation or cancellation would have a Material Adverse Effect on Apollo or any Apollo Subsidiary;

(e)
except as disclosed in the Apollo Disclosure Documents, (A) Apollo and the Apollo Subsidiaries are the absolute legal and beneficial owners of, and have good and marketable title to, all of the material property or assets thereof as described in the Apollo Disclosure Documents, and no other Mining Rights are necessary for the conduct of the business of Apollo or any Apollo Subsidiary as currently conducted, (B) none of Apollo or any Apollo Subsidiary knows of any claim or the basis for any claim that might or could materially and adversely affect the right thereof to use, transfer or otherwise exploit such Mining Rights, and (C) none of Apollo or any Apollo Subsidiary has any responsibility or obligation to pay any material commission, royalty, licence fee or similar payment to any person with respect to the Mining Rights thereof;

(f)
Apollo and the Apollo Subsidiaries hold Mining Rights in respect of the ore bodies and minerals located in properties in which Apollo and the Apollo Subsidiaries have an interest as described in the Apollo Disclosure Documents under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit Apollo or the applicable Apollo Subsidiary to explore the minerals relating thereto; all property, leases or claims in which Apollo or any Apollo Subsidiary has an interest or right have been validly located and recorded in accordance in all material respects with all applicable laws and are valid and subsisting except where the failure to be so would not have a Material Adverse Effect on Apollo or any Apollo Subsidiary; Apollo and the Apollo Subsidiaries have all necessary surface rights, access rights and other necessary rights and interests relating to the properties in which Apollo and the Apollo Subsidiaries have an interest as described in the Apollo Disclosure Documents granting Apollo or the applicable Apollo Subsidiary the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interest therein of Apollo or the applicable Apollo Subsidiary, with only such exceptions as do not interfere with the use made by Apollo or the applicable Apollo Subsidiary of the rights or interest so held; and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of Apollo or a Apollo Subsidiary except where the failure to be so would not have a Material Adverse Effect on Apollo or any Apollo Subsidiary. The Mining Rights in respect of Apollo’s properties, as disclosed in the Apollo Disclosure Documents, constitute a description of all material Mining Rights held by Apollo and the Apollo Subsidiaries;

(g)
Apollo has made available to the respective authors thereof, prior to the issuance of the technical reports in respect of each of the Black Fox project and the Huizopa project for the purpose of preparing such technical reports, all information requested, and to the knowledge and belief of Apollo, no such information contains any material misrepresentation. Apollo does not have any knowledge of a material adverse change in any production, cost, price, reserves or other relevant information provided since the dates that such information was so provided;

(h)
to the best of the knowledge of Apollo, the technical reports in respect of the Black Fox project and the Huizopa project, as supplemented by the disclosure in respect of such properties in the Apollo Disclosure Documents, accurately and completely set forth all material facts relating to the properties that are subject thereto. Since the date of preparation of each of the technical reports in respect of the Black Fox project and the Huizopa project, respectively, there has been no change of which Apollo is aware that would disaffirm any aspect of such reports in any material respect;

(i)
the execution and delivery of this letter of intent, the performance by Apollo of its obligations hereunder and the consummation of the transactions contemplated in this letter of intent, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (A) any statute, rule or regulation applicable to Apollo including, without limitation, applicable securities laws and the policies, rules and regulations of the TSX and the AMEX; (B) the constating documents, by-laws or resolutions of Apollo which are in effect at the date hereof; (C) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which Apollo is a party or by which it is bound; or (D) any judgment, decree or order binding Apollo, any Apollo Subsidiary or the property or assets thereof;

(j)
Apollo is in compliance in all material respects with its timely and continuous disclosure obligations under the Securities Laws and the rules and regulations of the TSX and AMEX and, without limiting the generality of the foregoing, there has not occurred any material adverse change, financial or otherwise, in the assets, liabilities (contingent or otherwise), business, financial condition, capital or prospects of Apollo and the Apollo Subsidiaries (taken as a whole) since September 30, 2009, which has not been publicly disclosed on a non-confidential basis and all the statements set forth in the Apollo Disclosure Documents were true, correct and complete in all material respects and did not contain any misrepresentation as of the date of such statements and Apollo has not filed any confidential material change reports since the date of such statements which remains confidential as at the date hereof;

(k)	except as disclosed in the Apollo Disclosure Documents, neither Apollo nor any Apollo Subsidiary has approved, or has entered into any agreement in respect of, or has any knowledge of:

(D)
the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by Apollo or any Apollo Subsidiary whether by asset sale, transfer of shares or otherwise;

(E)
the change in control (by sale, transfer or other disposition of shares or sale, transfer, lease or other disposition of all or substantially all of the property and assets of Apollo) of Apollo or any Apollo Subsidiary; or

(F)	a proposed or planned disposition of shares by any shareholder who owns, directly or indirectly, 10% or more of the outstanding shares of Apollo or any Apollo Subsidiary;

(l)
the audited consolidated financial statements of Apollo as at and for the year ended December 31, 2008 (the “Apollo Audited Financial Statements”) and consolidated comparative financial statements for the nine months ended September 30, 2009 have been prepared in accordance with generally accepted accounting principles in Canada and present fully, fairly and correctly in all material respects, the consolidated financial condition of Apollo as at the date thereof and the results of the operations and the changes in the financial position of Apollo for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of Apollo and, except as disclosed in the Apollo Disclosure Documents, there has been no change in accounting policies or practices of Apollo since September 30, 2009;

(m)
all Taxes due and payable by Apollo and the Apollo Subsidiaries have been paid, except where the failure to pay such taxes would not constitute an adverse material fact in respect of Apollo or any Apollo Subsidiary or have a Material Adverse Effect on Apollo or any Apollo Subsidiary.  All tax returns, declarations, remittances and filings required to be filed by Apollo and the Apollo Subsidiaries have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading, except where the failure to file such documents would not constitute an adverse material fact in respect of Apollo or have a Material Adverse Effect on Apollo or any Apollo Subsidiary.  To the best of the knowledge of Apollo, no examination of any tax return of Apollo or any Apollo Subsidiary is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by Apollo or any Apollo Subsidiary, in any case, except where such examinations, issues or disputes would not constitute an adverse material fact in respect of Apollo or have a Material Adverse Effect on Apollo or any Apollo Subsidiary;

(n)
Apollo’s auditors who audited the Apollo Audited Financial Statements and who provided their audit report thereon are independent public accountants as required under applicable securities laws and there has never been a reportable event (within the meaning of National Instrument 51-102 Continuous Disclosure Obligations) between Apollo and Apollo’s auditors or, to the knowledge of Apollo, any former auditors of Apollo;

(o)
other than: (i) 11,594,371 Apollo Shares issuable pursuant to outstanding stock options of Apollo and an additional 100,000 Apollo Shares issuable pursuant ot stock options of Apollo to be granted after public announcement of the Arrangement; (ii) 104,138,178 Apollo Shares issuable pursuant to outstanding common share purchase warrants of Apollo; (iii) 800,000 Apollo Shares issuable to RAB Special Situations (Master) Fund Limited (“RAB”) pursuant to the Third Amending Agreement dated February 26, 2010 between Apollo and RAB; (iv) 1,592,733 Apollo Shares issuable to Duane Duffy, Glenn Duffy, Luke Garvey and James Ober pursuant to a letter of intent dated February 22, 2010 among Apollo, Calais Resources, Inc.; (v) 8,580,000 Apollo Shares issuable pursuant to convertible debentures and (vi) 2,448,390 Apollo Shares issuable pursuant to agents’ compensation units, and the foregoing persons, no person, firm or corporation has or will have at the Effective Date any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option, for the purchase of any unissued shares or securities of Apollo or of any of the Apollo Subsidiaries;

(p)	to Apollo's knowledge, there is no agreement in force or effect which in any manner affects or will affect the voting or control of any of the securities of Apollo or of the Apollo Subsidiaries;

(q)
except than as set forth in the Apollo Disclosure Documents, none of the officers or employees of Apollo or of any Apollo Subsidiary, any person who owns, directly or indirectly, more than 10% of any class of securities of Apollo or securities of any person exchangeable for more than 10% of any class of securities of Apollo, or any associate or affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any transaction or any proposed transaction (including, without limitation, any loan made to or by any such person) with Apollo or any of the Apollo Subsidiaries which, as the case may be, materially affects, is material to or will materially affect Apollo on a consolidated basis;

(r)
except as disclosed in the Apollo Disclosure Documents, no legal or governmental proceedings or inquiries are pending to which Apollo or any Apollo Subsidiary is a party or to which its property is subject that would result in the revocation or modification of any material certificate, authority, permit or license necessary to conduct the business now owned or operated by Apollo and the Apollo Subsidiaries which, if the subject of an unfavourable decision, ruling or finding would have a Material Adverse Effect on Apollo or any Apollo Subsidiary and, to the knowledge of Apollo, no such legal or governmental proceedings or inquiries have been threatened against or are contemplated with respect to Apollo or with respect to its properties;

(s)
except as disclosed in the Apollo Disclosure Documents, there are no actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding, pending or, to the best of Apollo’s knowledge, threatened against or affecting Apollo, the Apollo Subsidiaries, or their respective directors, officers or employees, at law or in equity or before or by any commission, board, bureau or agency of any kind whatsoever and, to the best of Apollo’s knowledge, there is no basis therefor and neither Apollo nor any Apollo Subsidiary is subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any governmental authority, which, either separately or in the aggregate, may have a Material Adverse Effect on Apollo or any Apollo Subsidiary or that would adversely affect the ability of Apollo to perform its obligations under this letter of intent;

(t)
none of Apollo nor any of the Apollo Subsidiaries is in violation of its constating documents or in default of the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound;

(u)
Apollo and each of the Apollo Subsidiaries owns or has the right to use under licence, sub-licence or otherwise all material intellectual property used by Apollo and the Apollo Subsidiaries in its business, including copyrights, industrial designs, trade marks, trade secrets, know how and proprietary rights, free and clear of any and all encumbrances;

(v)
except as disclosed in the Apollo Disclosure Documents, any and all of the agreements and other documents and instruments pursuant to which Apollo and the Apollo Subsidiaries hold the property and assets thereof (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof, neither Apollo nor any Apollo Subsidiary is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all material leases, licences and other agreements pursuant to which Apollo or any Apollo Subsidiary derives the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, licence or agreement.  None of the properties (or any interest in, or right to earn an interest in, any property) of Apollo or any Apollo Subsidiary is subject to any right of first refusal or purchase or acquisition right which is not disclosed in the Apollo Disclosure Documents;

(w)
this letter of intent has been duly authorized and executed and delivered by Apollo and constitutes a valid and binding obligation of Apollo and each shall be enforceable against Apollo in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

(x)
the authorized capital of Apollo consists of an unlimited number of Apollo Shares, of which, as at the close of business on March 5, 2010, 273,081,000 Apollo Shares were issued and outstanding as fully paid and non-assessable shares of Apollo;

(y)	other than as set out in the Apollo Disclosure Documents, neither Apollo nor any of the Apollo Subsidiaries has made any loans to or guaranteed the obligations of any person;

(z)
with respect to each premises of Apollo or the Apollo Subsidiaries which is material to Apollo and the Apollo Subsidiaries on a consolidated basis and which Apollo or any of the Apollo Subsidiaries occupies as tenant (the “Apollo Leased Premises”), Apollo or such Apollo Subsidiary occupies the Apollo Leased Premises and has the exclusive right to occupy and use the Apollo Leased Premises and each of the leases pursuant to which Apollo and/or the Apollo Subsidiaries occupies the Apollo Leased Premises is in good standing and in full force and effect;

(aa)
the assets of Apollo and the Apollo Subsidiaries and their business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and Apollo has not failed to promptly give any notice of any material claim thereunder;

(bb)
Apollo and each of the Apollo Subsidiaries is in compliance with all laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where non-compliance with such laws could not reasonably be expected to have a Material Adverse Effect on Apollo or any Apollo Subsidiary, and has not and is not engaged in any unfair labour practice;

(cc)
there has not been in the last two years and there is not currently any labour disruption, grievance, arbitration proceeding or other conflict which could reasonably be expected to have a Material Adverse Effect on Apollo’s or any of the Apollo Subsidiaries’ business, taken as a whole, and Apollo and each of the Apollo Subsidiaries is in compliance with all provisions of all federal, provincial, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where non-compliance with any such provisions would not have a Material Adverse Effect on Apollo or any of the Apollo Subsidiaries;

(dd)
no union has been accredited or otherwise designated to represent any employees of Apollo or any of the Apollo Subsidiaries and, to the knowledge of Apollo, no accreditation request or other representation question is pending with respect to the employees of Apollo or any of the Apollo Subsidiaries and no collective agreement or collective bargaining agreement or modification thereof has expired or is in effect in any of Apollo’s facilities and none is currently being negotiated by Apollo or any Apollo Subsidiary;

(ee)
the Apollo Disclosure Documents disclose, to the extent required by applicable Securities Laws, each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by Apollo for the benefit of any current or former director, officer, employee or consultant of Apollo (the “Apollo Employee Plans”), each of which has been maintained in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Apollo Employee Plans;

(ff)
Apollo maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, and (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles and to maintain accountability for assets;

(gg)
except as disclosed in the Apollo Disclosure Documents, none of the directors, officers or employees of Apollo or any associate or affiliate of any of the foregoing had or has any material interest, direct or indirect, in any material transaction or any proposed material transaction with Apollo or its Apollo Subsidiaries which materially affects, is material to or will materially affect Apollo or any Apollo Subsidiary;

(hh)
the minute books and records of Apollo and the Apollo Subsidiaries made available to Linear and its counsel in connection with their due diligence investigation of Apollo for the periods from January, 2007 to the date hereof are all of the minute books and records of Apollo and the Apollo Subsidiaries and contain copies of all material proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of Apollo and the Apollo Subsidiaries to the date of review of such corporate records and minute books and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of Apollo or any of its Apollo Subsidiaries to the date hereof not reflected in such minute books and other records;

(ii)
neither Apollo  nor any of its Apollo Subsidiaries has been in violation of, in connection with the ownership, use, maintenance or operation of its property and assets, including the Apollo Leased Premises, any Environmental Laws which would have a Material Adverse Effect on Apollo or any of its Apollo Subsidiaries;

(jj)
without limiting the generality of the immediately preceding paragraph, Apollo and each of its Apollo Subsidiaries do not have any knowledge of, and have not received any notice of, any material claim, judicial or administrative proceeding, pending or threatened against, or which may affect, either Apollo or any Apollo Subsidiary or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws, Apollo is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding and neither Apollo, nor any Apollo Subsidiary nor any of the property, assets or operations thereof is the subject of any investigation, evaluation, audit or review by any governmental authority to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any contaminant into the environment, except for compliance investigations conducted in the normal course by any governmental authority, in each case which could reasonably be expected to have a Material Adverse Effect on Apollo or any of its Apollo Subsidiaries;

(kk)
there are no orders, rulings or directives issued, pending or, to the best of Apollo’s knowledge reasonably held, being based on due direction and enquiry of its personnel and advisors, threatened against Apollo or any of its Apollo Subsidiaries under or pursuant to any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to the property or assets of Apollo or any of its Apollo Subsidiaries (including the Apollo Leased Premises) which would have a Material Adverse Effect on Apollo or any of its Apollo Subsidiaries;

(ll)
Apollo and the Apollo Subsidiaries are not subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment (except for those derived from normal exploration activities) or non-compliance with Environmental Laws which could reasonably be expected to have a Material Adverse Effect on Apollo or any of the Apollo Subsidiaries;

(mm)
all information which has been prepared by Apollo and the Apollo Subsidiaries relating to Apollo and the Apollo Subsidiaries and the business, property and liabilities thereof and either publicly disclosed, provided or made available to Linear, including all financial, marketing, sales and operational information provided to Linear is, as of the date of such information, true and correct in all material respects, taken as a whole, and no fact or facts have been omitted therefrom which would make such information materially misleading; and

(nn)
Apollo is not aware of any circumstances presently existing under which liability is or could reasonably be expected to be incurred under Part XXIII – Civil Liability for Secondary Market Disclosure of the Securities Act (Ontario).

16.	Material Changes

From and after the date of execution of this letter of intent and ending on the earlier of the Effective Date or the termination of this letter of intent, each party shall promptly notify the other party in writing of:

(a)	any significant development or material change relating to its business, operations, assets or prospects promptly after becoming aware of any such development or change; or

(b)	any event or state of facts which the occurrence or failure would, or would reasonably be likely to:

(i)
cause any of the representations or warranties of such party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Date (provided that this paragraph (a) shall not apply in the case of an event or state of facts resulting from actions or omissions of such party which are permitted or required by this letter of intent); or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder prior to the Effective Date.

17.	Mutual Covenants Regarding Non-Solicitation

(a)
Each party shall immediately cease and cause to be terminated all existing discussions and negotiations (including, without limitation, through any advisors or other parties on its behalf), if any, with any parties conducted before the date of this letter of intent with respect to any Acquisition Proposal (as defined herein) and shall immediately request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with such party relating to an Acquisition Proposal and shall use all reasonable commercial efforts to ensure that such requests are honoured.

(b)
Neither party shall, directly or indirectly, do or authorize or permit any of its officers, directors or employees or any financial advisor, expert or other representative retained by it to do, any of the following:

(i)	solicit, facilitate, initiate or encourage any Acquisition Proposal;

(ii)
enter into or participate in any discussions or negotiations regarding an Acquisition Proposal, or furnish to any other person any information with respect to its businesses, properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt of any other person to do or seek to do any of the foregoing;

(iii)
waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits under confidential information agreements, including, without limitation, any “standstill provisions” thereunder; or

(iv)	accept, recommend, approve or enter into an agreement to implement an Acquisition Proposal;

provided, however, that notwithstanding any other provision hereof, each party and its officers, directors and advisers may:

(v)
enter into or participate in any discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, after the date of this letter of intent, by such party or any of its officers, directors or employees or any financial advisor, expert or other representative retained by it) seeks to initiate such discussions or negotiations and, subject to execution of a confidentiality and standstill (provided that such confidentiality agreement shall provide for disclosure thereof (along with all information provided thereunder) to the other parties hereto as set out below) may furnish to such third party information concerning such party and its business, properties and assets, in each case if, and only to the extent that:

A.
the third party has first made a written bona fide Acquisition Proposal which the board of directors of such party determines in good faith: (1) that funds or other consideration necessary for the Acquisition Proposal are available; (2) (after consultation with its financial advisor) would, if consummated in accordance with its terms, result in a transaction financially superior for securityholders of the Receiving Party (as herein defined) than the transaction contemplated by this letter of intent; (3) after receiving the advice of outside counsel as reflected in minutes of the board of directors of such party, that the taking of such action is necessary for the board of directors in discharge of its fiduciary duties under applicable laws; (4) that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (5) which is not subject to a due diligence and/or access condition which would allow access to the books, records, personnel or properties of the such party or its  respective officers and employees beyond 5:00 p.m. (Toronto time) on the fifth Business Day after which access is afforded to the third party making the Acquisition Proposal (provided, however, that the foregoing shall not restrict the ability of such person to continue to review information provided to it by such party during such five Business Day period); (6) that the board of directors has determined to recommend to the shareholders of such party; and (7) that was not solicited in contravention of this letter of intent (a “Superior Proposal”); and

B.
prior to furnishing such information to or entering into or participating in any such discussions or negotiations with such third party, such party provides prompt notice to the other party to the effect that it is furnishing information to or entering into or participating in discussions or negotiations with such person or entity together with a copy of the confidentiality agreement referenced above and if not previously provided to the other party, copies of all information provided to such third party concurrently with the provision of such information to such third party, and provided further that such party shall notify the other parties orally and in writing of any inquiries, offers or proposals with respect to a Superior Proposal from such third party (which written notice shall include, without limitation, a copy of any such proposal (and any amendments or supplements thereto), the identity of the person making it, if not previously provided to the other parties, copies of all information provided to such party and all other information reasonably requested by the other parties), within 24 hours of the receipt thereof, shall keep the other party informed of the status and details of any such inquiry, offer or proposal and answer the other party's questions with respect thereto; or

(vi)
comply with Canadian Securities Administrators' Multilateral Instrument 62-104 and OSC Rule 62-504 (as applicable) relating to the provision of directors' circulars and make appropriate disclosure with respect thereto to its securityholders; and

(vii)
accept, recommend, approve or enter into an agreement to implement a Superior Proposal from a third party, but only if (1) prior to such acceptance, recommendation, approval or implementation, the board of directors shall have concluded in good faith, after considering all proposals to adjust the terms and conditions of this letter of intent in accordance with paragraph 17(c) and after receiving the advice of outside counsel as reflected in minutes of the board of directors of such party, that the taking of such action is necessary for the board of directors in discharge of its fiduciary duties under applicable laws (2) such party has complied with its obligations set forth in paragraph 17(c) and (3) such party terminates this letter of intent in accordance with Section 20.

(c)
The party in receipt of a Superior Proposal (a “Receiving Party”) shall give the other party (the “Responding Party”), orally and in writing, at least 72 hours advance notice of any decision by its board of directors to accept, recommend, approve or enter into an agreement to implement such Superior Proposal, which notice shall confirm that the board of directors of the Receiving Party has determined that such Acquisition Proposal constitutes a Superior Proposal, shall identify the third party making the Superior Proposal and shall provide a true and complete copy thereof and any amendments thereto. During such 72 hour period, the Receiving Party agrees not to accept, recommend, approve or enter into any agreement to implement such Superior Proposal and not to release the party making the Superior Proposal from any confidentiality or standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the Arrangement. In addition, during such 72 hour period the Receiving Party shall, and shall cause its financial and legal advisors to, negotiate in good faith with the Responding Party and their financial and legal advisors to make such adjustments in the terms and conditions of this letter of intent and the Arrangement as would cause such Acquisition Proposal to no longer constitute a Superior Proposal hereunder. In the event the Responding Party offers in writing to amend this letter of intent and the Arrangement prior to the expiry of such 72 hour period, the board of directors of the Receiving Party shall review such offer and determine in good faith if the Acquisition Proposal would no longer constitute a Superior Proposal, in which event (i) the parties hereto will enter into an amendment to this letter of intent to reflect such offer, and (ii) the board of directors of the Receiving Party shall not accept, recommend, approve or enter into any agreement to implement such Superior Proposal and shall not release the party making the Superior Proposal from any confidentiality or standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the Arrangement.

(d)
Each party agrees that all information that may be provided to it by the other party with respect to any Superior Proposal pursuant to this Section 17 shall be treated as if it were “Confidential Information” as that term is defined in the confidentiality agreement dated January 6, 2010 between Apollo and Linear.

(e)
Each party hereby represents and warrants to the other party that, as of the date hereof, it is not in active discussions or negotiations with any person (other than the other party to this letter of intent) with respect to any actual or potential Acquisition Proposal.  Except to the extent otherwise permitted pursuant to Section 17(b), each party shall deny access to non-public information under any confidentiality agreement, and shall not consent in favour of, or release from or fail to enforce against, any person under any confidentiality agreement or standstill agreement or similar obligation in favour of such party.

(f)
Each party shall ensure that its officers, directors and employees and any investment bankers or other advisers or representatives retained by it are aware of the provisions of this Section 17. Each party shall be responsible for any breach of this Section 17 by its officers, directors, employees, investment bankers, advisers or representatives.

(g)
“Acquisition Proposal” means, with respect to any party, any inquiry or the making of any proposal to such party or its shareholders, from any person which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions): (i) an acquisition from such party or its shareholders, of any securities of such party or its subsidiaries; (ii) any acquisition of a substantial amount of assets of such party or its subsidiaries; (iii) an amalgamation, arrangement, merger, or consolidation involving such party or its subsidiaries; or (iv) any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution, reorganization into a royalty trust or income fund or similar transaction involving such party or its subsidiaries or any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this letter of intent or the Arrangement or which would or could reasonably be expected to materially reduce the benefits to the other party under this letter of intent or the Arrangement.

18.	Business Activities

Each party agrees that during the period from the date of execution of this letter of intent and ending on the earlier of the Effective Date or the termination of this letter of intent, except as required by law or as otherwise expressly permitted or specifically contemplated by this letter of intent, it:

(a)
shall conduct its business only in the usual and ordinary course of business and consistent with past practice, and it shall use all reasonable commercial efforts to maintain and preserve its business, assets and advantageous business relationships, provided that it shall be entitled and authorized to comply with all pre-emptive rights, first purchase rights or rights of first refusal that are applicable to its assets and become operative by virtue of this letter of intent or any of the transactions contemplated by this letter of intent;

(b)
shall not, except in connection with an internal reorganization implemented in conjunction with the Arrangement: (i) amend its constating documents; (ii) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares, or property) in respect of its outstanding securities; (iii) issue or agree to issue any shares or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares, other than the issuance of shares pursuant to the exercise of currently outstanding rights to acquire shares or to employees hired after the date hereof in a manner consistent with past practice and other than in connection with the Private Placement, the RAB Issuance or the Duffy Issuance; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities (other than redemptions required pursuant to its constating documents); (v) split, combine or reclassify any of its securities; (vi) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or reorganization; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(c)
shall not, except as previously disclosed in writing to the other parties or expressly publicly disclosed by such party in documents filed on Sedar.com prior to the date hereof, without prior consultation with and the consent of the other party, such consent not to be unreasonably withheld, directly or indirectly: (i) sell, pledge, dispose of or encumber any assets other than in the ordinary course of business for consideration in excess of US$500,000 individually or US$1 million in the aggregate; (ii) expend or commit to expend more than US$1 million individually or US$2 million in the aggregate with respect to any capital expenditures prior to the date hereof; (iii) expend or commit to expend any amounts with respect to any operating expenses other than in the ordinary course of business or pursuant to the Arrangement; (iv) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof which is not a subsidiary or affiliate of such party, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer with an acquisition cost in excess of US$1 million in the aggregate; (v) acquire any assets with an acquisition cost in excess of US$1 million in the aggregate; (vi) incur any indebtedness for borrowed money in excess of existing credit facilities, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than in respect of fees payable to legal, financial and other advisors in the ordinary course of business or in respect of the Arrangement; (vii) authorize, recommend or propose any release or relinquishment of any material contract right; (viii) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract or other material document; (ix) enter into or terminate any hedges, swaps or other financial instruments or like transactions, other than the termination of certain existing hedges as contemplated in the Consent Letter of even date herewith among Apollo, Macquarie Bank Limited  and RMB Australia Holdings Limited (together “Financiers”), as financiers and RMB Resources Inc. (“Agent”), as agent and security agent for and on behalf of the Financiers, or a restructuring of such hedges with the consent of Linear; or (x) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(d)
shall not make any payment to any employee, officer or director outside of their ordinary and usual compensation for services provided, except to the extent that any such entitlement to payment to a former employee or officer has accrued prior to the date hereof;

(e)
shall not: (i) grant any officer, director or employee a material increase in compensation in any form; (ii) grant any general salary increase; (iii) take any action with respect to the amendment or grant of any severance or termination pay policies or arrangement for any directors, officers or employees; (iv) amend any stock option plan or trust unit incentive plan or the terms of any outstanding options or rights thereunder; nor (v) advance any loan to any officer, director or any other party not at arm's length, other than as may be agreed to by the parties;

(f)
shall not adopt or amend or make any contribution to any bonus, employee benefit plan, profit sharing, share or deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, share or incentive or purchase plan, fund or arrangement for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangement or agreements;

(g)	shall use reasonable commercial efforts to maintain in force its current policies of insurance and will pay all premiums in respect of such insurance policies that become due after the date hereof;

(h)
shall not take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this letter of intent, which might directly or indirectly interfere or affect the consummation of the Arrangement; and

(i)
agrees to keep the other parties fully apprised in a timely manner of every circumstance, action, occurrence or event occurring or arising after the date hereof that could reasonably result in a breach by such party of the representations and warranties contained herein. Both Apollo and Linear shall confer with and obtain the other party's approval (not to be unreasonably withheld or delayed), prior to taking action (other than in emergency situations) with respect to any operational matters involved in its business which may constitute a material change for that party.

19.	Access to Information

Each of the parties hereto, the Financiers, the Agent and their respective accountants, legal counsel, technical and financial advisors and other representatives thereof shall be entitled to, subject to obtaining any necessary consents, have full access during normal business hours to all properties, information and records relating to any other party, including, but not limited to, all related facilities, buildings, equipment, assets, drill cores, assay results, maps and diagrams, books, contracts, financial statements, forecasts, financial projections, studies, records, operating permits and licences and any other documentation (whether in writing or stored in computerized, electronic, disk, tape, microfilm or any other form) or materials of any nature whatsoever.

Any investigation made by a party and its advisors shall not mitigate, diminish or affect the representations made to such party by the other party hereto.

20.	Termination

This letter of intent may be terminated:

(a)	by mutual written consent of both parties;

(b)
by a party which accepts, recommends, approves or enters into an agreement to implement a Superior Proposal in accordance with Section 17; provided that concurrently with any such termination, the terminating party shall have paid the Linear Break Fee or the Apollo Break Fee, as applicable, following which the payor party shall have no further liabilities arising hereunder other than for a breach of any section of this letter of intent; and

(c)
by either party if the Definitive Agreement is not executed by both parties on or before 5:00 pm (Toronto time) on March 31, 2010; provided that concurrently with any such termination, the terminating party shall have paid the Linear Break Fee or the Apollo Break Fee, as applicable, following which the payor party shall have no further liabilities arising hereunder other than for a breach of any section of this letter of intent.

21.	Announcements

It is the agreed intention of each of the parties to issue a joint press release or separate press releases disclosing the Arrangement contemplated hereby immediately following execution of this letter of intent and after consultation with each other as to the timing and content of such release(s). Neither party will otherwise make any disclosure of this letter of intent or its contents to any third parties without the prior written consent of the other party, provided however that such disclosure may be made, after consultation with the other party, in response to requirements of applicable law or the policies, rules or requirements of securities regulatory' authorities or stock exchanges.

22.	Privacy Matters

The parties acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use and disclosure of personal information acquired by or disclosed to the parties pursuant to or in connection with this letter of intent (the “Disclosed Personal Information”). None of the parties shall use the Disclosed Personal Information for any purposes other than those relating to the performance of this letter of intent and the completion of the Arrangement.

23.	Assignment

Neither this letter of intent nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

24.	No Finder's Fee

(a)
Linear represents and warrants to Apollo that Linear has not entered into any arrangement whereby Linear will have any liability for financial advisor's, broker's or finder's fees (including without limitation any disbursements, expenses or fairness opinion) in respect of this transaction, except for Linear's fees and disbursements to its financial advisors.  Linear has provided to Apollo true and correct copies of its agreements with each of its financial advisors.

(b)
Apollo represents and warrants to Linear that Apollo has not entered into any arrangement whereby Apollo or the other parties will have any liability for financial advisor's, broker's or finder's fees (including without limitation any disbursements, expenses or fairness opinion) in respect of this transaction, except for Apollo's fees and disbursements to its financial advisors. Apollo has provided to Linear true and correct copies of its agreements with each of its financial advisors.

25.	Costs

Except as set forth immediately below, all fees, costs and expenses incurred in connection with this letter of intent and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Arrangement is completed.  Apollo hereby agrees to pay the fees and expenses of Linear in connection with the Private Placement to a maximum of CAD$50,000, exclusive of GST and disbursements.

26.	Governing Law

This letter of intent shall be governed by and construed in accordance with the laws of the Province of Ontario and the parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

27.	Obligations

The parties acknowledge that the provisions of this letter of intent shall be binding on the parties hereto.

— SIGNATURE PAGE FOLLOWS —

If the terms of this letter of intent are acceptable to you, please sign below on the enclosed duplicate copy of this letter and return the same to Apollo.  This letter of intent may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one agreement.  Delivery of an executed counterpart of this letter of intent by facsimile or transmitted electronically in legible form, including without limitation in portable document format (PDF), shall be equally effective as delivery of a manually executed counterpart of this letter of intent.

Yours truly,

APOLLO GOLD CORPORATION

		Per:	/s/ R. David Russell

AGREED TO this 9th day of March, 2010 by:

LINEAR GOLD CORP.

Per:	/s/ Wade Dawe